EXHIBIT 12
                          AMERICAN PACIFIC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS EXCEPT RATIOS)


                                                                                                                        Pro Forma
                                                                                                           Year Ended  Pro Forma Six
                                                                                      Six Months Ended     September   Months Ended
                                             Years ended September 30,                   March 31,           30,         March 31,

                         1993       1994          1995        1996        1997        1997        1998        1997         1998


Income (Loss) before
Income Taxes and
Extraordinary Item     $ 15,804    $(29,974)   $ (2,327)   $   (320)   $(58,786)   $ (2,395)   $  2,559    $(58,121)   $   (655)

Add:  Fixed Charges      12,838       7,474       4,920       4,390       4,323       2,265       2,096       9,759       3,445

Less:  Capitalized
       Interest           4,895       4,000       3,031       1,371       2,139       1,065           0       2,139        --

Earnings (A)           $ 23,747    $(25,800)   $   (438)   $  2,699    $(56,602)   $ (1,195)   $  4,655    $(50,501)   $  2,790
                       ========================================================================================================

Fixed Charges:

Interest Expense       $  7,796    $  3,315    $  1,709    $  2,836    $  2,001    $  1,108    $  2,004    $  7,437    $  3,353

Portions of rent
representative
of interest                 147         159         180         183         183          92          92         183          92

Capitalized interest      4,895       4,000       3,031       1,371       2,139       1,065           0       2,139           0

Fixed charges (B)      $ 12,838    $  7,474    $  4,920    $  4,390       4,323       2,265       2,096    $  9,759    $  3,445
                       ========================================================================================================
Ratio of Earnings
to Fixed Changes (A/B)     1.85       --(1)       --(1)       --(1)       --(1)       --(1)        2.22       --(2)       --(2)

---------------
(1) The ratios for the fiscal years ended September 30, 1994, 1995, 1996 and 1997 and for the six months ended March 31, 1997 have been omitted because the earnings were not sufficient to cover fixed charges. The deficiencies were $33.3 million, $5.4 million, $1.7 million and $60.9 million for the fiscal years ended September 30, 1994, 1995, 1996 and 1997, respectively, and $3.5 million for the six months ended March 31, 1997.
(2) The pro forma ratio of earnings to fixed charges for the fiscal year ended September 30, 1997 and the six months ended March 31, 1998 were omitted because the earnings were not sufficient to cover fixed charges. The deficiencies were $60.3 million for the fiscal year ended September 30, 1997 and $0.7 million for the six months ended March 31, 1998.